EXECUTION VERSION

EXHIBIT 10.1

In this document, “[***]” indicates that certain confidential information has been redacted from this document because it is both (i) not material to investors and (ii) likely to cause competitive harm to the Company if publicly disclosed.

LLC MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND BETWEEN

QORVO US, INC.

AND

ZOMEDICA INC.

October 4, 2023

i

ii

Exhibits:

Exhibit A        Disclosure Schedule

Exhibit B         Transition Services Agreement

Exhibit C         Termination Documents

Exhibit D        Amendment to the BAW Sensor Supply Agreement

Schedules:

Schedule I       Excluded Assets

Schedule II     Migrated Data

Schedule III    Outstanding Payments

Schedule IV    Release

Schedule V     NIH Contract Requirements

Schedule VI    Power of Attorney

Schedule VII  Cartridge Patents

Schedule VIII Contributed Assets

iii

LLC MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS LLC MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of October 4, 2023, is made by and between Qorvo US, Inc., a Delaware corporation (“Qorvo” or the “Seller”), and Zomedica Inc., a Delaware corporation (“Buyer”). Seller and Buyer shall be referred to herein from time to time collectively as the “Parties” and each individually as a “Party.” Definitions of capitalized terms are set forth in Section 8.1.

WHEREAS, Qorvo owns all of the issued and outstanding membership interests (the “QBT Interest”) of Qorvo Biotechnologies, LLC, a Delaware limited liability company (“QBT”); and

WHEREAS, the Parties desire for Buyer to purchase from the Seller, and for the Seller to sell to Buyer, the QBT Interest, subject to the terms and conditions set forth herein (the “Contemplated Transaction”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

 PURCHASE; PURCHASE PRICE

Section 1.1 Purchase and Sale of the QBT Interest.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will purchase from the Seller, and the Seller will sell to Buyer, the QBT Interest, free and clear of all Liens other than Liens arising under applicable securities Laws or Liens arising from acts of Buyer or its Affiliates, in exchange for the Purchase Price.

(b) The aggregate consideration (collectively, the “Purchase Price”) to be paid by Buyer for the QBT Interest shall consist of:

(i) $11,300,000; plus

(ii) the amount of Cash and Cash Equivalents; minus

(iii) Closing Date Indebtedness; minus

(iv) Selling Expenses outstanding immediately prior to Closing.

(c) Buyer shall pay the Seller an amount equal to the Purchase Price by wire transfer of immediately available funds to the account designated in writing by the Seller to Buyer on the Closing Date.

1

(d) Notwithstanding anything to the contrary in this Agreement, (i) Seller and its Affiliates shall be entitled to remove (whether by dividend, distribution, sale, transfer or otherwise) the assets set forth on Schedule I hereto from QBT prior to the Closing (the “Excluded Assets”), (ii) such Excluded Assets shall not belong to or be included in QBT when the QBT Interest is purchased by Buyer, and (iii) Buyer acknowledges and agrees that the removal by Seller or its Affiliates of the Excluded Assets shall be permitted under this Agreement and shall not result in any reduction of the Purchase Price or any breach of this Agreement. Seller shall not remove, and has not since the Balance Sheet Date removed, any asset identified on Section 2.4(a) of the Disclosure Schedule other than the Excluded Assets. Subject to the immediately following sentence, Seller shall use commercially reasonable efforts to contribute the assets listed on Schedule VIII (the “Contributed Assets”) to QBT immediately prior to the Closing. To the extent any of the Contributed Assets cannot be assigned without consent of the parties thereto, Seller shall use commercially reasonable efforts to pass through the benefits to Buyer, and Buyer shall bear the burdens and obligations, of such Contributed Assets, and the parties shall use commercially reasonable efforts to obtain such a consent as soon as reasonably practicable after the Closing.

Section 1.2 Closing.

The closing (the “Closing”) shall be deemed to take place at 12:01 AM Eastern Daylight Time on the date on which this Agreement is executed and delivered (the “Closing Date”).

Section 1.3 Closing Actions and Deliveries.

(a) At the Closing, Buyer shall:

(i) pay to the Seller the Purchase Price by wire transfer in immediately available funds to the accounts specified in writing by the Seller;

(ii) pay the amount of all Closing Date Indebtedness as provided in the Closing Payoff Certificate;

(iii) pay the Selling Expenses outstanding immediately prior to Closing from the Purchase Price as provided in the Closing Payoff Certificate;

(iv) pay to the Seller by wire transfer in immediately available funds to the accounts specified in writing by the Seller the amounts set forth on Schedule III hereto;

(v) deliver to the Seller a copy of the Transition Services Agreement, executed by Buyer;

(vi) deliver to the Seller a copy of the Amendment to the BAW Sensor Supply Agreement, executed by Buyer or its applicable Affiliates; and

(vii) deliver to the Seller a copy of the Termination Documents, executed by Buyer or its applicable Affiliates.

(b) At the Closing, the Seller shall deliver to Buyer:

(i) the outstanding QBT Interest, as evidenced by a completed and duly executed instrument of transfer;

(ii) a copy of the Transition Services Agreement, executed by the Seller or its designated Affiliate, as applicable;

(iii) a copy of the Amendment to the BAW Sensor Supply Agreement, executed by QBT and the Seller or its designated Affiliate, as applicable;

(iv) a copy of the Termination Documents, executed by QBT;

(v) a certificate (the “Closing Payoff Certificate”) signed by the Seller, which shall set forth (A) the amount of all outstanding Closing Date Indebtedness and instructions regarding the payoff or discharge of all such Closing Date Indebtedness at Closing, and (B) the amount of outstanding Selling Expenses as of immediately prior to Closing and instructions regarding the payment of such Selling Expenses at Closing;

(vi) written resignations, effective as of the Closing, of the officers of QBT (for the avoidance of doubt, any such requested resignation of an officer of QBT shall be not deemed a voluntary resignation for purposes of any employment agreements and will not terminate, reduce or modify any severance or other rights thereunder);

(vii) a completed IRS Form W-9 executed by Qorvo;

(viii) evidence that the Minifab business has been transferred out of QBT by way of transfer and assignment agreement and evidence that notice of the assignment has been delivered to Schott Minifab Pty Ltd; and

(ix) to the extent permissible under applicable Law, a copy of the Migrated Data, but in each case, only to the extent such data is owned or controlled by the Seller and relates to the conduct of the business of QBT as conducted as of immediately prior to the Closing Date and only to the extent such data is capable of being separated from other data owned or controlled by the Seller; provided, that if Seller is unable to deliver the Migrated Data or any portion thereof to Buyer at the Closing, Seller shall use commercially reasonable efforts to promptly deliver the Migrated Data within thirty (30) days after the Closing Date or, if despite such commercially reasonable efforts any Migrated Data is not delivered within such time period, as soon as reasonably practicable thereafter.

Section 1.4 Tax Allocation

The Purchase Price (and any liability assumption treated as purchase price for U.S. Tax purposes) shall be allocated among the assets of QBT in accordance with Section 1060 of the Code. The Seller shall, as promptly as practicable but no later than ninety (90) days after the Closing Date, prepare and deliver to Buyer a statement allocating the Purchase Price (and any assumed liabilities and other relevant items, to the extent properly taken into account under the Code) among the assets of QBT (the “Tax Allocation Schedule”). The Parties agree to be bound by the Tax Allocation Schedule and shall not take any position in any Tax Return that is inconsistent with such Tax Allocation Schedule, except pursuant to a final determination (as defined in Section 1313(a) of the Code or corresponding provisions of state, local or non-U.S. law).

2

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Disclosure Schedule, the Seller hereby represents and warrants to the Buyer as of the date hereof as follows:

Section 2.1 Organization and Qualification.

QBT is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. QBT has all requisite limited liability company power and authority to own and lease the properties and assets it now owns and leases and to carry on QBT’s business as currently conducted, except for any failures of the foregoing that would not have a Company Material Adverse Effect. QBT is duly qualified to transact business as a foreign limited liability company and is in good standing in the jurisdictions set forth in Section 2.1 to the Disclosure Schedule where such qualification is required by reason of the nature of the properties and assets currently owned or leased by it or the business currently conducted by it, except for such jurisdictions where the failure to be so qualified or to be in good standing would not have a Company Material Adverse Effect. True, accurate and complete copies of the Governing Documents of QBT, as currently in effect, are attached to Section 2.1 of the Disclosure Schedule.

Section 2.2 QBT Capital Structure.

(a) Other than the QBT Interest, QBT does not have any other membership interests or other equity interests of QBT authorized, issued or outstanding. The QBT Interest is held of record and beneficially by Qorvo. The QBT Interest has been duly authorized and validly issued and is not subject to preemptive rights or similar rights created by statute or the Governing Documents. There are no declared or accrued but unpaid dividends with respect to any of the QBT Interest. Except as set forth above, as of the date of this Agreement, no other membership interest, equity securities, partnership interests or similar equity ownership interests or other voting equity securities of QBT or any securities exchangeable or convertible into, or exercisable for such membership interest, other equity securities, partnership interests or similar equity ownership interests or other voting equity securities of QBT, were issued, reserved for issuance or outstanding. There are no bonds, debentures, notes or other indebtedness of QBT having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the member of QBT may vote. Except as set forth on Section 2.2(a) of the Disclosure Schedule, QBT has never repurchased, redeemed or caused the repurchase or redemption of any membership interests or other securities of QBT, and there are no amounts owed or which may be owed to any person by QBT as a result of any repurchase or redemption of any membership interests or other securities of QBT. There is no claim or basis for such a claim to any portion of the Purchase Price by any current or former member, option holder or warrant holder of QBT.

(b) QBT does not own, directly or indirectly, any capital stock of or any other equity interest in any other Person, and QBT is not and has not otherwise been, a party to, member of or owner of any partnership, joint venture or similar business entity.

3

Section 2.3 Authority and Enforceability.

The Seller has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents, and to consummate the Contemplated Transaction. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transaction has been duly authorized by all necessary action on the part of the Seller, if applicable, and no other proceeding on the part of the Seller is necessary to authorize the Seller’s execution of this Agreement or the Seller’s consummation of the Contemplated Transaction. This Agreement has been duly and validly executed and delivered by the Seller and, assuming the due authorization, execution and delivery of this Agreement by Buyer, constitutes a valid, legal and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Bankruptcy and Equitable Exceptions”).

Section 2.4 Financial Statements.

(a) Attached as Section 2.4(a) to the Disclosure Schedule is a true and complete schedule of assets, including an itemized schedule of items of material Inventory including location, of QBT as of September 30, 2023.

(b) Attached as Section 2.4(b) of the Disclosure Schedule is a true and complete copy of pro forma profit and loss statements of QBT as of August 26, 2023.

(c) Attached as Section 2.4(c) of the Disclosure Schedule is a true and complete copy of the estimated pro forma balance sheet including only assets and liabilities of QBT as of September 30, 2023.

Section 2.5 Books and Records; Controls.

Qorvo, Inc., a Delaware corporation (“Parent”), maintains a global system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions by QBT are executed in accordance with management’s general or specific authorization and (b) transactions by QBT are recorded as necessary to permit preparation of Parent’s consolidated financial statements in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”) or any other criteria applicable to such statements. Parent’s internal accounting controls, as in effect since April 1, 2022, did not contain any material weaknesses to the extent related to QBT.

Section 2.6 Consents and Approvals; No Violations.

Except as set forth on Section 2.6 of the Disclosure Schedule, neither the execution and delivery of the Transaction Documents nor the consummation or performance of the Contemplated Transaction shall, directly or indirectly (with or without notice or lapse of time): (i) breach any provision of any of the Governing Documents of QBT or the Seller; (ii) violate any order, injunction, judgment, decree, or arbitration award of any Governmental Entity or arbitrator (an “Order”) to which QBT or the Seller or any of their respective assets may be subject; (iii) result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate, any permit that is held by QBT; (iv) breach any provision of, or give any Person the right to declare a default or to accelerate the maturity of, or payment under, or to cancel or terminate any agreement, purchase order, contract, Lease (whether written or oral) (each, a “Contract”) that is a Material Contract to which QBT is party; or (v) result in the imposition or creation of any non-Tax-related Lien upon or with respect to any of the assets of QBT; in each of the foregoing clauses, except as would not have a Company Material Adverse Effect.

4

Section 2.7 Material Contracts.

Except as set forth in Section 2.7 of the Disclosure Schedule (collectively, the “Material Contracts”) and except for this Agreement and except for any Real Property Lease, as of the date hereof, QBT is not a party to or bound by any:

(a) partnership, joint venture, or other similar contract or arrangement, or any contract relating to the acquisition or disposition of any business or assets (whether by merger, sale of stock, sale of assets, or otherwise) for more than $250,000;

(b) contract for the employment of any officer or employee on a full‑time or part‑time basis (other than at-will agreements);

(c) contract for consulting services for more than $50,000;

(d) agreement or indenture creating Indebtedness;

(e) lease or agreement under which QBT is lessor of or permits any third party to hold or operate any property (other than real property), owned or leased by QBT;

(f) collective bargaining agreement, labor contract or other written agreement or arrangement with any labor union or any employee organization;

(g) material contract with any Governmental Entity;

(h) individual contract that provides for the payment or potential payment of any retention bonus, severance, change in control, parachute payment or similar compensation in an amount greater than $50,000 (“Specified Contracts”) and which Specified Contracts are not, in the aggregate, for an aggregate amount greater than $250,000;

(i) contract under which QBT has advanced or loaned any other Person amounts in excess of $35,000, other than advances for otherwise reimbursable business expenses in the ordinary course of business and consistent with past practice;

(j) contract for capital expenditures;

(k) Manufacturing agreements with any minimum commitments

(l) contract requiring payments in excess of $100,000 in any fiscal year period that cannot be terminated within thirty (30) days’ notice; and

(m) contract pursuant to which (i) QBT grants any third party a license to any material Company Owned IP Rights (other than any non-exclusive licenses granted in the Ordinary Course of Business) or (ii) QBT is granted a license to any material Company IP Rights of any third party (other than any licenses to any commercially available software).

5

Except as set forth in Section 2.7 of the Disclosure Schedule, each Material Contract is valid and binding on QBT party thereto and, to Seller’s Knowledge, on the other parties thereto and is in full force and effect, and is enforceable in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions. Except as set forth in Section 2.7 of the Disclosure Schedule, QBT, and, to Seller’s Knowledge, each of the other parties thereto has performed in all material respects all material obligations required to be performed by it under each Material Contract and is not in breach thereof, except in each case as would not have a Company Material Adverse Effect. True and correct copies of the Material Contracts have been delivered or made available to Buyer.

Section 2.8 No Undisclosed Liabilities; Absence of Changes.

(a) Except (i) as set forth in Section 2.8(a) of the Disclosure Schedule or as disclosed, set forth or reserved for in the Financial Statements, (ii) for current liabilities incurred in the ordinary course of business substantially consistent with past practice (the “Ordinary Course of Business”) since the Latest Balance Sheet Date, (iii) for liabilities and/or obligations arising under any of the Material Contracts or Real Property Leases, as of the date hereof, QBT does not have any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on its balance sheet.

(b) Except in connection with the transactions contemplated by this Agreement, and except for any actions taken in response to COVID-19, during the period beginning on the Latest Balance Sheet Date and ending on the date hereof, QBT has conducted its business, in all material respects, in the Ordinary Course of Business and, except as set forth in Section 2.8(b) of the Disclosure Schedule, none of the following have occurred:

(i) any Company Material Adverse Effect;

(ii) any material damage, destruction or other casualty loss (to the extent not covered by insurance) materially affecting the business or assets of QBT, or any material change in the amount or scope of insurance coverage;

(iii) any material change in any method of accounting or accounting practice by QBT, except for any change required by reason of a change in GAAP;

(iv) any (A) material increase in benefits payable under any existing severance or termination pay policies or (B) material increase in benefits payable to employees of QBT;

(v) any declaration or payment of any dividends or distributions with respect to equity securities of QBT or any redemption of any equity securities of QBT;

6

(vi) any sale, lease or disposal of any material assets outside the Ordinary Course of Business;

(vii) any loss of employment of any Key Employee or been notified in writing, or to its Knowledge orally, that any such Person intends to terminate employment;

(viii) any grant of (A) any increase in the base compensation of or (B) any bonus to any of QBT’s officers and Key Employees, in each case, outside the Ordinary Course of Business; or

(ix) any entry into any contract or agreement to do any of the foregoing.

Section 2.9 Litigation.

Except as set forth in Section 2.9 of the Disclosure Schedule, as of the date hereof, there is no suit, litigation, arbitration, claim, action, proceeding or investigation pending or, to Seller’s Knowledge, threatened against QBT, seeking an amount of damages in excess of $25,000. Except as disclosed in Section 2.9 of the Disclosure Schedule, as of the date hereof, QBT is not subject to any material outstanding Order.

Section 2.10 Permits; Compliance with Laws.

(a) QBT has all material authorizations, approvals, orders, consents, licenses, certificates, permits, registrations and qualifications from each Governmental Entity necessary to permit the ownership of property and the conduct of business as presently conducted (collectively, the “Permits”), and all such Permits are valid and in full force and effect. A list of QBT’s Permits is set forth in Section 2.10(a) of the Disclosure Schedule.

(b) Except as set forth in Section 2.10(b) of the Disclosure Schedule: (i) QBT is in compliance with the Permits held by it and all applicable Laws and Orders promulgated by any Governmental Entity which apply to the conduct of QBT’s business; and (ii) QBT is not subject to any Order with respect to any aspect of its business, affairs, properties or assets, and has not, as of the date hereof, received any written, or to its Knowledge, oral notice of violation of, or failure to comply with, any Law or of the institution of any civil, criminal or administrative action, suit or proceeding from any Governmental Entity, with respect to the violation of Law by its business, properties or assets; and, in each case, except in each of the foregoing clauses, as would not have a Company Material Adverse Effect.

Section 2.11 Accounts Receivable; Accounts Payable.

(a) All accounts receivable that are reflected on the balance sheet included in the Financial Statements or on the accounting records of QBT as of the date hereof represent valid obligations arising from sales actually made or services actually performed by QBT in the Ordinary Course of Business; provided that no representation is made as to the collectability of such accounts receivable.

(b) All accounts payable that are reflected on the balance sheet included in the Financial Statements or on the accounting records of QBT as of the date hereof represent valid obligations arising from purchases or commitments actually made by QBT in the Ordinary Course of Business. None of QBT’s accounts payable are delinquent.

7

Section 2.12 Employee Plans.

(a) Section 2.12(a) of the Disclosure Schedule contains a true and complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and any other material pension plans or employee benefit agreements, arrangements, programs or payroll practices (including severance pay, other termination benefits or compensation, vacation pay, salary, company awards, stock option, stock purchase, salary continuation for disability, sick leave, retirement, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies, hospitalization, medical insurance and life insurance) whether funded or unfunded, written or oral, qualified or nonqualified, whether or not tax-qualified or subject to ERISA, in each case which is sponsored, maintained, contributed to or entered into by QBT for the benefit of any present or former employee or consultant of QBT (together, the “Company Employee Plans”).

(b) Buyer has been provided with accurate, current, and complete copies of each material Company Employee Plan and related material plan documents (including, to the extent applicable, trust documents, insurance policies or contracts, employee booklets, summary plan descriptions, summary of material modifications, prospectuses and other authorizing documents), or where the Company Employee Plans have not been reduced to writing, a written summary of all Company Employee Plan terms, and have, to the extent applicable, made available copies of the Form 5500 reports (including all applicable schedules) filed for the last plan year. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code is the subject of a favorable and current determination letter from the IRS. Buyer has been provided with the most recent IRS determination, notification, advisory, or opinion letter, if any, issued with respect to each such Company Employee Plan, and, nothing has occurred since the issuance of each such letter that could reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code.

(c) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person, except as required by Law. There has been no non-exempt “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan. Each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all applicable statutes, rules and regulations (including ERISA and the Code), except as would not have a Company Material Adverse Effect, and all reporting requirements have been satisfied. All contributions required to be made by any Company to any Company Employee Plan have been made on or before their due dates. No suit, administrative proceeding, action or other litigation has been brought or is pending, or, to the Seller’s Knowledge, is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS, United States Department of Labor, or any other Governmental Entity, other than requests for payments in the ordinary course or requests for qualified domestic relations orders.

8

(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, by themselves or in conjunction with any other agreements of QBT in effect to Closing will (i) entitle any current or former employee or other service provider of QBT to severance benefits or any other payment by QBT, except as expressly provided in this Agreement or in Section 2.12(d) of the Disclosure Schedule, (ii) increase any benefits otherwise payable by QBT or (iii) accelerate the time of payment or vesting of any benefit, or increase the amount of compensation due any such employee or service provider by QBT, except as provided in this Agreement or in Section 2.12(d) of the Disclosure Schedule.

(e) Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer.

(f) QBT does not maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code.

(g) QBT is not a party to, nor has it made any contribution to or otherwise incurred any obligation to contribute to, any “multiemployer plan” as defined in Section 3(37) of ERISA.

(h) QBT is not obligated to make reimbursement or gross-up payments to any Person in respect of excess parachute payments.

(i) Each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code) that is subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code and applicable IRS guidance. QBT does not have any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred pursuant to Section 409A of the Code.

Section 2.13 Prohibited Payments.

(a) Neither QBT nor, to its Knowledge, any of its Representatives, in carrying out or representing the business of QBT anywhere in the world, has violated the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010, or the anti-corruption laws of any other jurisdiction.

Section 2.14 Environmental, Health, and Safety Matters.

(a) Except as set forth in Section 2.14 of the Disclosure Schedule or as would not be material to QBT:

(i) The business of QBT is in full compliance with all Environmental Laws. QBT has not received any Order, notice or other communication of any actual or potential violation or failure by QBT to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to the operations, property or assets of QBT.

(ii) QBT is not the subject of any pending or, to the Seller’s Knowledge, threatened claims or Liens resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any operations, property or assets of QBT, which would be material to QBT taken as a whole.

9

(iii) To the Seller’s Knowledge, no property or Facility at which QBT operates its business contains a Hazardous Material in a quality or concentration requiring investigation or remediation by QBT under applicable Environmental Law or which could reasonably be expected to result in QBT incurring Environmental, Health, and Safety Liabilities.

(b) The representations and warranties set forth in this Section 2.14 are the sole and exclusive representations and warranties of Seller relating to Environmental Laws or Environmental, Health and Safety Liabilities contained in this Agreement.

Section 2.15 Intellectual Property.

(a) (i) QBT owns or has the valid right or license to all Company IP Rights and (ii) the Company IP Rights constitute all of the Intellectual Property used in and necessary to the conduct of the business of QBT as currently conducted. To the Seller’s Knowledge, other than the BAW Sensor IP, neither Seller nor any of its Affiliates (other than QBT) own any Intellectual Property required to manufacture the Company Products.

(b) QBT has not knowingly permitted QBT’s rights in any material Company Owned IP Rights to (i) enter the public domain or (ii) with respect to any material Company Owned IP Rights for which QBT has submitted an application or obtained a registration, lapse (other than through the expiration of registered Intellectual Property at the end of its maximum statutory term or otherwise in the Ordinary Course of Business).

(c) QBT owns and has good title to each item of material Company Owned IP Rights and each item of material Company Registered Intellectual Property, free and clear of any Liens (other than Permitted Liens).

(d) To the Seller’s Knowledge, neither the execution and delivery or effectiveness of this Agreement nor the consummation of the Contemplated Transaction will (i) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any material Company Owned IP Right, or (ii) impair the right of QBT to use, possess, sell or license any material Company Owned IP Right or portion thereof.

(e) Section 2.15(e) of the Disclosure Schedule sets forth a true, correct and complete list as of the date of this Agreement of all Company Registered Intellectual Property, including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed.

(f) Each item of material Company Registered Intellectual Property is subsisting or, to the Seller’s Knowledge, valid (or in the case of applications, applied for), (i) all registration, maintenance and renewal fees currently due in connection with such material Company Registered Intellectual Property have been paid and (ii) all documents, recordation and certificates in connection with such material Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such material Company Registered Intellectual Property and recording QBT’s ownership interests therein.

10

(g) To the Seller’s Knowledge, there is no infringement or misappropriation of any Company Owned IP Rights by any third party, including any employee or former employee of QBT, in any material respect. Since January 1, 2018, QBT has not brought any material action, suit or proceeding for infringement or misappropriation of any Company Owned IP Rights.

(h) Since January 1, 2018, except as would not reasonably be expected to be material to QBT, QBT has not been sued or, to the Seller’s Knowledge, threatened to be sued for any claim (i) alleging that the operation of the business of QBT infringes or misappropriates any Intellectual Property right of any third party or (ii) which contests the validity or ownership of, or right of QBT to own or exercise, any Company Owned IP Right.

(i) To the Seller’s Knowledge, the operation of the business of QBT, since January 1, 2018, has not and does not infringe or misappropriate the Intellectual Property of any third party in any material respect.

(j) None of the material Company Owned IP Rights, the material Company Products, or QBT is subject to any proceeding or outstanding Order or stipulation restricting in any manner the use, transfer, or licensing by QBT of any material Company Owned IP Right or any material Company Product.

(k) QBT has secured from all Persons who independently or jointly contributed to the conception, reduction to practice, creation or development of any material Company Owned IP Rights and material Company Registered Intellectual Property exclusive ownership of all such third party’s Intellectual Property in such contribution that QBT does not already own by operation of law. Without limiting the foregoing, QBT has obtained invention assignment agreements from all current and former employees and consultants of QBT that were involved in the development of any material Company Owned IP Rights.

(l) QBT has taken commercially reasonable steps to protect and preserve the confidentiality of all material confidential or non-public information of QBT or provided by any third party to QBT, including, but not limited to, trade secrets (“Confidential Information”). All current and former employees and consultants of QBT having access to material Confidential Information or proprietary information of QBT have executed and delivered to QBT an agreement regarding the protection of such Confidential Information or proprietary information.

(m) The computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems owned, leased or licensed by QBT are sufficient for the immediate needs of QBT in all material respects.

(n) (i) QBT has complied in all material respects with all applicable Laws relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected by QBT and (ii) except as would not reasonably be expected to be material to QBT, QBT has not received a written complaint from any third party regarding QBT’s collection, use or disclosure of personally identifiable information.

11

Section 2.16 Labor Matters.

QBT is and at all times has been in material compliance with all Laws applicable to it respecting employment and employment practices, including all laws concerning equal employment opportunity, nondiscrimination, leaves and absences, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and plant closing, and has not engaged, and is not, in any material respect, engaging, in any unfair labor practice with respect to employees of QBT. QBT is not a party to or bound by any collective bargaining agreement, nor have any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Except as set forth in Section 2.16 of the Disclosure Schedule, as of the date hereof, (i) there is no union organizing effort pending, or to the Seller’s Knowledge, threatened with respect to the employees of QBT; (ii) no complaint against QBT is pending before the National Labor Relations Board, or to the Seller’s Knowledge, has been threatened; (iii) there is no labor strike, dispute, slowdown or stoppage pending or, to the Seller’s Knowledge, threatened against or involving QBT; (iv) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement with respect to employees of QBT is pending, and no unresolved claim therefor has been asserted; and (v) there are no material labor or employment claims or proceedings pending between QBT and any of such applicable entity’s employees. To the Seller’s Knowledge, no executive or Key Employee has given Seller written notice that he or she plans to terminate employment with QBT.

Section 2.17 Insurance.

Set forth in Section 2.17 of the Disclosure Schedule is a complete and accurate list of all material insurance policies (the “Insurance Policies”) maintained by QBT as of the date hereof. Each Insurance Policy is in full force and effect, and QBT is not in default with respect to its obligations under any such Insurance Policies. There is no claim by QBT pending under any of such Insurance Policies as to which coverage has been denied. All premiums due and payable under the Insurance Policies have been paid, and QBT does not have any liability for any retrospective premium adjustment, audit premium adjustment, experience-based liability or loss sharing cost adjustment under any of the Insurance Policies. The insurance coverage of QBT under the Insurance Policies is customary for business entities of similar size engaged in similar lines of business. QBT has not received any written notice regarding any (i) cancellation or invalidation of any Insurance Policy, (ii) refusal of any coverage or rejection of any material claim under any Insurance Policy or (iii) material adjustment in the amount of premiums payable with respect to any Insurance Policy. QBT does not have any self-insurance programs.

Section 2.18 Tax Matters.

Except as disclosed in Section 2.18 of the Disclosure Schedule, all of the following representations and warranties are true and correct as of the date of this Agreement.

(a) All Tax Returns required to be filed by QBT have been prepared and timely filed with the appropriate Tax Authority.

(b) All Taxes due and payable by QBT have been timely paid.

12

(c) QBT has properly withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid to any employee, independent contractor or other third party and complied with all information reporting and backup withholding provisions of applicable Laws.

(d) There is no action, suit, proceeding, or audit or claim for refund in progress, pending or, to the Seller’s Knowledge, threatened against it with respect to any Taxes of QBT.

(e) No deficiency or proposed adjustment which has not been settled or otherwise resolved for any material amount of Taxes has been asserted or assessed in writing against QBT.

(f) No extensions of waivers of statutes of limitations have been given or requested with respect to any Taxes.

(g) QBT is not a party to any Tax indemnity, tax sharing, or tax allocation agreement.

(h) No jurisdiction in which QBT does not currently file Tax Returns has made a claim that it is or may be required to file a Tax Return for such jurisdiction or that QBT is or may be subject to taxation by such jurisdiction.

(i) QBT has been reflected for U.S. federal income Tax purposes (and any corresponding state, local or foreign income Tax purposes) on Parent’s and Seller’s Tax Returns for the past two (2) taxable years as a disregarded entity within the meaning of Treasury Regulation Sections 301.7701-2 and -3. No election has been made (or is pending) pursuant to Treasury Regulation Section 301.7701-3(c) to treat QBT as an association taxable as a corporation for U.S. federal income Tax purposes.

Section 2.19 Brokers.

Except as set forth in Section 2.19 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any broker’s, finder’s or investment banker’s fee or commission in connection with the Contemplated Transaction based upon arrangements made by or on behalf of the Seller or QBT.

Section 2.20 Real and Personal Property.

(a) Owned Real Properties. QBT does not own any real property nor is it contractually obligated to purchase any real property.

(b) Leased Real Properties.

(i) Section 2.20(b)(i) of the Disclosure Schedule sets forth all leases of real property (“Leased Real Property”) pursuant to which QBT is a party (whether as lessee or lessor) as of the date hereof (each a “Real Property Lease,” and collectively the “Real Property Leases”).

13

(ii) Each Real Property Lease is valid, binding and enforceable in accordance with its terms. QBT is not in material breach of or in default of its obligations under any such Real Property Lease, and no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default or permit termination, modification or acceleration thereunder and, to the Seller’s Knowledge, no such Real Property Lease is subject to any Lien.

(iii) Except as set forth in Section 2.20(b)(iii) of the Disclosure Schedule, QBT and, to the Seller’s Knowledge, each of the other parties thereto, has performed in all material respects all material obligations required to be performed by it under each Real Property Lease.

(iv) The Facilities are being used for the purpose set out in their respective Real Property Lease.

(v) No written or to Seller’s Knowledge, oral notice or agreement to terminate any Real Property Lease has been served to QBT.

(c) Personal Property. QBT has good and valid title or, in the case of leased assets, a valid leasehold interest or lease agreement, free and clear of all Liens, to all of the material tangible personal property and assets used by QBT except for properties and assets disposed of in the Ordinary Course of Business since the Latest Balance Sheet Date. All of the tangible personal property used by QBT is (subject to ordinary wear and tear): (i) in good repair, (ii) in good operating condition, (iii) suitable for use in the Ordinary Course of Business and (iv) to Seller’s Knowledge, free from latent and patent defects.

Section 2.21 Customers and Suppliers.

(a) Section 2.21(a) of the Disclosure Schedule sets forth a list of QBT’s top ten (10) customers of QBT. Except as set forth on Section 2.21(a) of the Disclosure Schedule, no such customer has delivered to QBT written notice that any customer intends to terminate its relationship with QBT.

(b) Section 2.21(b) of the Disclosure Schedule sets forth a list of QBT’s top ten (10) suppliers. Except as set forth on Section 2.21(b) of the Disclosure Schedule, no such supplier has delivered written notice to discontinue or materially adversely modify its relationship with QBT.

Section 2.22 Transactions with Affiliates.

Except as set forth in Section 2.22 of the Disclosure Schedule and except for customary employee arrangements, none of the Seller, any Affiliate of the Seller, any officer or director of QBT, the Seller or any Affiliate of the Seller or any individual in any such officer or director’s immediate family is a party to any material agreement, contract, commitment or transaction with QBT or has any material interest in any material property used by QBT.

Section 2.23 Inventory.

Except as set forth on of the Section 2.23 of Disclosure Schedule, (a) all Inventory is owned by QBT free and clear of any Liens (other than Permitted Liens); and (b) no Inventory is held on a consignment basis.

14

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Seller as follows:

Section 3.1 Organization.

Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not be reasonably expected to prevent or materially delay the consummation of the Contemplated Transaction.

Section 3.2 Authority.

Buyer has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Buyer and no other proceeding (including by its direct or indirect equity holders) on the part of Buyer is necessary to authorize Buyer’s execution of this Agreement or Buyer’s consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement by the Seller, constitutes a valid, legal and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to the applicable Bankruptcy and Equitable Exceptions. No vote, consent or approval of the stockholders of Buyer or Zomedica Corp., a corporation organized under the laws of the province of Alberta, Canada (“Zomedica Holdco”), or the holders of any other securities (equity or otherwise) of Buyer or Zomedica Holdco is required by any Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Buyer or Zomedica Holdco or the applicable rules of any exchange on which securities of Zomedica Holdco are traded, in order for Buyer to enter into this Agreement or consummate the Contemplated Transaction and the other transactions contemplated by this Agreement.

Section 3.3 Consents and Approvals; No Violations.

No material filing with or material notice to, and no material permit, authorization, consent or approval of, or material Order of, any Governmental Entity is necessary for the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the Contemplated Transaction, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Contemplated Transaction. Neither the execution, delivery and performance of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate or articles of incorporation or bylaws (or similar governing documents) of Buyer, (b) result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound or (c) result in a material violation of Law, except, in the case of clauses (b) and (c) above, for violations which would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Contemplated Transaction.

15

Section 3.4 Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Buyer or any of its Affiliates.

Section 3.5 Litigation.

Buyer is not a party to or subject to any litigation or threatened litigation which would reasonably be expected to affect or prohibit the consummation of the transactions contemplated hereby.

Section 3.6 Solvency.

Assuming each of the representations and warranties of the Seller contained herein are true and correct in all material respects, each of Buyer and QBT will be solvent as of immediately following the Closing for all purposes under federal bankruptcy and applicable fraudulent transfer and fraudulent conveyance Laws.

Section 3.7 Financial Capability.

Buyer has and will have available on the date hereof sufficient cash or other sources of immediately available funds to pay all cash amounts payable pursuant to this Agreement, if, as and when due, and Buyer’s obligations to pay cash hereunder are not subject to any conditions regarding Buyer’s ability to obtain financing.

Section 3.8 Securities Act.

The QBT Interest purchased by Buyer pursuant to this Agreement is being acquired for investment only and not with a view to any public distribution thereof, and Buyer shall not offer to sell or otherwise dispose of the QBT Interest so acquired by it in violation of any of the registration requirements of the U.S. Securities Act of 1933, as amended, or applicable Canadian securities laws.

16

ARTICLE 4

COVENANTS

Section 4.1 No Other Representations or Warranties.

Except for the representations and warranties made by the Seller in this Article 2, neither the Seller, QBT nor any other Person makes any other express or implied representation or warranty with respect to QBT or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Buyer or any of its Affiliates or Representatives, notwithstanding the delivery or disclosure to Buyer or any of its Affiliates or Representatives of any documentation, forecasts or other information in connection with the transactions contemplated hereby, and Buyer acknowledges, covenants and agrees the foregoing. Buyer acknowledges, covenants and agrees that neither Seller, QBT nor any other Person will have or be subject to any liability to Buyer, or any other Person resulting from the distribution to Buyer or any of its Affiliates or Representatives, or Buyer’s (or any of its Affiliates’ or Representatives’) use of, any such information, including any information, documents, projections, forecasts, management presentations in expectation of the Contemplated Transaction or the other transactions contemplated hereunder or other material made available to them by Seller, QBT or their respective Representatives, unless any such information is expressly included in a representation or warranty contained in Article 2.

Section 4.2 [Reserved].

Section 4.3 Tax Matters.

The following provisions shall govern the allocation of responsibility as between Buyer and the Seller for certain Tax matters following the Closing Date:

(a) Responsibility for Filing Tax Returns. The Seller (at the sole cost and expense of the Seller) shall prepare or cause to be prepared and timely file or cause to be timely filed all non-income Tax Returns required to be filed by QBT for any Pre-Closing Tax Period (collectively, the “Company Returns”). The Seller shall submit each of the Company Returns to Buyer a reasonable amount of time) prior to the due date (taking into account any extensions) and Buyer shall have the right to review and comment on such Company Returns for a reasonable amount of time). The Seller shall consider in good faith all comments from Buyer on such Company Returns. The applicable Party shall timely file (or cause to be timely filed) each such Company Return with the applicable Tax Authority. Notwithstanding anything to the contrary in this Agreement, the Seller shall prepare or cause to be prepared and timely file or cause to be timely filed all income Tax Returns required to be filed by QBT for any Pre-Closing Tax Period, and Seller shall have no obligation to deliver any such income Tax Returns, or the Tax Returns of any affiliated, consolidated, combined, unitary or similar group that includes Seller or its Affiliates, on the one hand, and QBT, on the other hand (any such returns, a “Consolidated Tax Return”), for a Pre-Closing Tax Period or a taxable period that includes the Closing Date, to the Buyer.

(b) Allocation of Straddle Period Taxes. In the case of any Straddle Period, the amount of Taxes that are allocable to the portion of the Straddle Period ending on and including the Closing Date shall be:

(i) in the case of real property Taxes, personal property Taxes and similar ad valorem obligations, the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period; and

(ii) in the case of any Taxes not described in Section 4.3(b)(i), deemed equal to the amount that would be payable if the Taxable period ended on the Closing Date.

17

(c) Cooperation on Tax Matters. The Parties shall cooperate fully, as and to the extent reasonably requested by another Party, in connection with the preparation and filing of Tax Returns pursuant to this Section 4.3 and any audit, litigation or other proceeding with respect to Taxes. The Parties agree (A) to retain all Books and Records with respect to Tax matters relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Seller, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Tax Authority, and (B) to give the other Party reasonable written notice (but not less than 10 days) prior to transferring, destroying or discarding any such Books and Records and, if the other Party so requests, Buyer and QBT or the Seller, as the case may be, shall allow the other Party to take possession of such Books and Records. No provision of this Agreement shall be construed to require Seller to provide to Buyer access to any Consolidated Tax Returns for any period.

(d) Tax Claims.

(i) Notwithstanding anything in this Agreement to the contrary, after the Closing Date, Buyer agrees to give written notice to the Seller of the receipt of any written notice by Buyer or any of its Affiliates which involves the assertion of any claim or the commencement of any audit or proceeding involving Taxes in respect of which Seller may be liable at law or pursuant to this Agreement (collectively, a “Tax Claim”) within thirty (30) days of such receipt of such written notice.

(ii) Seller shall control the conduct of any Tax Claim. The Buyer may (at its sole cost and expense) participate in the defense of any such Tax Claim.

(e) Transfer Taxes. All stamp, transfer, documentary, sales, use, value added, registration, property, excise and other such Taxes and fees incurred in connection with this Agreement (“Transfer Taxes”) shall be borne by Buyer. All Tax Returns and other documentation with respect to Transfer Taxes shall be prepared and filed by the Party required to file such Tax Returns under applicable Law.

Section 4.4 Consents.

Buyer acknowledges that certain consents and waivers with respect to the transactions contemplated by this Agreement and the other Transaction Documents may be required from parties to the contracts listed in the Disclosure Schedule, and that such consents and waivers have not been obtained by Seller. Buyer agrees (for itself and on behalf of its Affiliates) that Seller shall not have any liability whatsoever to Buyer or any of its Affiliates arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the transactions contemplated by this Agreement or the other Transaction Documents, or because of the termination of any contract as a result thereof. Buyer further agrees that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (a) the failure to obtain any such consent or waiver, (b) any such termination or (c) any lawsuit, action or proceeding, at law or in equity, or any investigation commenced or threatened by or on behalf of any person arising out of or relating to the failure to obtain any such consent or waiver or any such termination.

18

Section 4.5 Preservation of Records; Cooperation.

(a) For a period of seven (7) years from the applicable record date, Buyer shall preserve and retain all accounting and auditing Books and Records of QBT (and any material documents relating to any material governmental or non-governmental proceeding) to the extent relating to the conduct of the business and operations of QBT prior to the Closing Date.

(b) For a period of seven (7) years from the Effective Date, Seller shall, solely to the extent permissible under applicable Law, preserve and retain any material data (i) owned or controlled by Seller as of the Closing and related to the conduct of the business of QBT as conducted immediately prior to the Closing Date and (ii) not otherwise held by QBT as of immediately following the Closing or otherwise transferred to Buyer hereunder. Promptly after the reasonable written request of Buyer during such seven (7)-year period, solely to the extent permissible under applicable Law and as would not conflict with any contractual obligations of Seller or any of its Affiliates or result in the forfeiture or waiver of any attorney-client or similar legal privilege, Seller shall provide a copy of such data to Buyer, but only to the extent such data is capable of being separated from any other data owned or controlled by Seller.

(c) Each Party agrees to reasonably cooperate with the other Party, and to cause its Subsidiaries and successors to do so, in the preparation for and prosecution of the defense of any claim, action or cause of action arising out of or relating to QBT or its business that arose prior to the Closing (other than in connection with any litigation, claim, action, suit or proceeding between Buyer and Seller or their respective Affiliates arising out of the transactions contemplated hereby). Such cooperation shall include providing access to a copy of the information contained in the Books and Records of the cooperating Party relating to any such claim, action or cause of action and making available evidence within the cooperating Party’s control and which the cooperating party is able to locate and making available persons needed as witnesses employed by the cooperating Party, as reasonably needed for such defense. Such requested cooperation shall not require the disclosure of any information that is subject to any confidentiality obligations or legal requirements prohibiting the disclosure thereof or any attorney-client privilege other than providing a reasonable summary of such information.

Section 4.6 Public Announcements; Confidentiality.

(a) The timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated hereby to the general public shall be mutually agreed upon in advance by the Seller and Buyer (such agreement not to be unreasonably withheld or delayed by either Party); provided that either Party may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of Law, including the rules and regulations promulgated by the Securities and Exchange Commission and the rules of any stock exchange or similar self-regulatory organization, it being understood and agreed that the disclosing Party shall promptly provide the other Party hereto with copies of any such announcement; and provided, further, that if either Party files this Agreement or other Transaction Document as an exhibit to any filing made publicly with the Securities and Exchange Commission (including a filing made via EDGAR) or any provincial or territorial securities regulators in Canada (including a filing made via SEDAR), such Party shall file this Agreement or other Transaction Document in the forms set forth in Section 4.6 of the Disclosure Schedule.

19

(b) For five (5) years following the Closing, the Seller shall, and shall cause its Affiliates to, hold in confidence (and not disclose or provide access to any other Person, other than Representatives of Seller) and not use, any and all confidential or proprietary information, whether written or oral, concerning QBT, except to the extent that such information: (i) is or becomes generally available to the public or was otherwise lawfully acquired by the Seller or any of its Affiliates from and after the Closing from sources unrelated to Buyer or QBT other than as a result of a disclosure by the Seller or any of its Representatives in breach of this Agreement, (ii) becomes available to the Seller on a non-confidential basis from a Person (other than QBT or its Representatives) who is not known by the Seller to be prohibited from disclosing such information, or (iii) is independently developed by the Seller or its Representatives without violating any obligations under this Agreement and without reference to the information. If the Seller or any of its Affiliates is compelled to disclose any such information by judicial or administrative process or by other requirements of Law, they shall (if permitted by Law and if practical under the circumstances) promptly notify Buyer in writing and shall disclose only that portion of such information which they are advised by counsel is legally required to be disclosed; provided, however, that they will promptly notify Buyer in writing so that Buyer shall be able to seek to obtain (at Buyer’s sole expense), an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information, and, upon request, they shall use commercially reasonable efforts (at Buyer’s expense) to cooperate with Buyer in connection therewith.

Section 4.7 Employee Benefits.

(a) Other than the stock option plan maintained by Buyer, each employee benefit plan, program or arrangement established or maintained by QBT, Buyer or any Affiliate of Buyer after the Closing for the employees of QBT as of immediately prior to Closing, such employees shall receive credit for service accrued or deemed accrued prior to and on the Closing Date for purposes of (i) participation eligibility, (ii) vesting and, (iii) solely with respect to vacation and severance plans, determination of the levels of benefits, in each case, to the extent such service was recognized for such employees for similar purposes under comparable plans to which QBT was a party, to the extent that such credit is permitted under the terms of the plan, program, or arrangement; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Buyer shall use commercially reasonable efforts to cause any employee welfare benefit plan (as defined in Section 3(1) of ERISA) maintained for such employees by QBT, Buyer or any Affiliate of Buyer to recognize expenses and claims incurred by any such employee (and any eligible dependents or beneficiaries thereof) in the year in which the Closing Date occurs for the purposes of computing deductible amounts, co-payments or other limitations on coverage, and Buyer shall make each employee of QBT whole through a cash payment for any additional costs incurred by such employee due to the failure to recognize such claims or expenses (other than any such failure that is due to the delayed submission of the relevant claim by the employee (or any eligible dependent or beneficiary thereof)). Furthermore, any such employee welfare benefit plan shall provide coverage for any pre-existing health condition of any employee (and any eligible dependents or beneficiaries thereof) of QBT.

20

(b) Buyer shall be solely responsible for complying with the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code for any individual who is an “M&A qualified beneficiary” as defined in Q&A‑4 of Treas. Reg. §54.4980B‑9 in connection with the transactions contemplated by this Agreement.

(c) Each employee of QBT shall, for the twelve-month period following the Closing (only for so long as such employee continues employment with QBT, Buyer or any Affiliate of Buyer following the Closing), be provided with (i) base salary or wage rate (as applicable) that is no less favorable than such employee’s base salary or wage rage (as applicable) prior to the Closing, (ii) a target cash bonus opportunity that is no less favorable than such employee’s target cash bonus opportunity prior to the Closing, (iii) retirement benefits and other compensation and benefits (other than any change in control or transaction-based compensation or benefits or one-off, discretionary benefits payable from time to time by Buyer to an employee upon the initial hiring of such employee) that are no less favorable to such compensation and benefits provided to a similarly situated employee of Buyer, (iv) severance benefits that are equal to the severance benefits for which such employee would have been eligible prior to the Closing and (v) a work location that is the same as the employee’s work location prior to the Closing (including, where applicable, the ability to work remotely). If QBT, Buyer or any Affiliate of Buyer terminates the employment of any such employee during such twelve-month period, then subject to a release of claims in favor of Seller, QBT, Buyer and their respective Affiliates in the form attached on Schedule IV (the “Release”), QBT, Buyer or an Affiliate of Buyer shall provide such employee with the severance benefits provided in clause (iv) above, as well as all required compensation and benefits pursuant to applicable Law, including the WARN Act. QBT, Buyer or an Affiliate of Buyer shall honor accrued but unused vacation for all employees of QBT. QBT, Buyer or an Affiliate of Buyer shall, within fifteen (15) days of receipt of Seller’s request for a signed Release from an employee who is being terminated during the twelve-month period, provide Seller with a copy of such signed Release to the extent such Release has been returned.

(d) Not later than ninety (90) days following the Closing, Buyer shall provide Seller with a schedule that sets forth the name of each employee of QBT whose employment was terminated during the sixty (60) day period following the Closing and the cash severance paid to such employee pursuant to clause (iv) of Section 4.7(c) together with any amount equal to sixty (60) days of compensation and benefits paid to such terminated employees (such amount equivalent to the amount that would be payable to such employee pursuant to the WARN Act, provided that such amount is actually paid to such employee or paid to a benefit plan provider on behalf of such employee), and in the event that the aggregate amount set forth on such schedule is less than [***], then not later than ninety (90) days following the Closing, Buyer shall pay to Seller the amount by which [***] exceeds the amount set forth on such schedule.

(e) No later than sixty (60) days following the Closing, Seller shall provide Buyer with a schedule that sets forth (i) the name of each employee of QBT and (ii) the amount (if any) of the cash bonus that Seller has determined in its sole discretion such employee is entitled to receive for the bonus period ending on or prior to the Closing Date, under the applicable bonus arrangements of the Seller or its Affiliates. Buyer shall, or shall cause one of its Affiliates, to pay each such employee the amount set forth on such schedule (less applicable Tax withholding) not later than twenty (20) days following receipt from Seller of such schedule. Seller shall, no later twenty (20) day following the applicable payment date, reimburse Buyer for an amount equal the sum of (A) the aggregate amount set forth on such schedule and (B) an additional amount equal to the employer-paid portion of the employment Taxes paid by Buyer and its Affiliates in respect of amount set forth on such schedule.

21

(f) Without limiting the generality of Section 8.8, this Section 4.7 shall not (a) be treated as an amendment or other modification of any employee benefit plan, agreement or other arrangement, (b) limit the right of QBT, Buyer or any Affiliate of Buyer to terminate the employment of any employee of QBT at any time and for any reason, or (c) create any third-party rights, benefits or remedies of any nature whatsoever in any employee of QBT (or any beneficiaries or dependents thereof) or any other Person that is not a party to this Agreement.

Section 4.8 [Reserved].

Section 4.9 Insurance.

The coverage under all insurance policies related to QBT and the Facilities and arranged or maintained by any of Seller or any of its Affiliates is only for the benefit of Seller and such Affiliates, and not after the Closing for the benefit of Buyer or its Affiliates (including QBT from and after the Closing). As of and after the Closing Date, Buyer covenants and agrees to arrange for its own insurance policies with respect to QBT or the Facilities covering all periods and shall not (and shall cause its Affiliates not to) make any claims under or seek any benefit from any of Seller’s or its Affiliates’ insurance policies which may provide coverage for claims relating in any way to QBT.

Section 4.10 Certain IP Matters.

(a) Use of Seller Retained Marks after Closing. Subject to the terms and conditions of this Agreement, Seller hereby grants to Buyer a limited, non-exclusive, non-transferable, non-sublicensable, royalty-free license until the later of (i) six (6) months immediately following the Closing Date and (ii) the depletion of any Inventory existing as of the Closing Date bearing any Seller Retained Mark (the “Transition Period”) to use the Seller Retained Marks, in each case, solely in connection with the conduct of the business of QBT (including to sell such Inventory). Notwithstanding the foregoing, as soon as reasonably practicable following the Closing, and in any event not later than the end of the Transition Period, Buyer shall, and shall cause its Affiliates (including, as of the Closing, QBT) to, (i) cease and discontinue all use of the Seller Retained Marks, (ii) remove all Seller Retained Marks from all assets, websites, email and other materials and from all signage and other displays and (iii) change the name of QBT to such other name that does not include the Seller Retained Marks and make all necessary filings, and use commercially reasonable efforts to cause all applicable Governmental Entities to, change all applications, registrations and filings, including corporate names, seals and certificates, of QBT such that they will not include or contain any Seller Retained Marks. Any use by Buyer or any of its Affiliates (including, as of the Closing, QBT) of the Seller Retained Marks during the Transition Period shall be (A) solely in connection with goods, products and services that are (x) the type of goods, products and services in connection with which QBT was using the Seller Retained Marks at the time of the Closing and (y) of a quality at least as high as the quality of goods, products and services provided by QBT immediately prior to the Closing and (B) subject to all style and other usage guidelines for the Seller Retained Marks attached as Section 4.10(a) of the Disclosure Schedule. Notwithstanding anything to the contrary in this Agreement, (i) Seller shall own and retain all rights to the Seller Retained Marks, and QBT and Buyer shall have no interest in such Seller Retained Marks and (ii) all goodwill associated with the use by Buyer and its Affiliates (including, as of the Closing, QBT) of the Seller Retained Marks shall inure to the sole and exclusive benefit of the Seller or its Affiliates, as applicable.

22

(b) BAW Sensors. [***].

Section 4.11 Post-Closing Transfer of the Specified Securities.

[***].

Section 4.12 Support Services.

Seller and its Affiliates provide QBT with certain support services (the “Support Services”). The Support Services include cash management, credit and accounts receivable, accounts payable, credit support/guarantees, payroll and human resources, legal, tax and benefit plan administration, insurance, integrated circuit design, integrated circuit fabrication, foundry services, electronic design automation (EDA) software and tools, OSAT services, supply sourcing, materials supply, inventory management, data entry, sales and marketing support, general and administrative, customer service, order entry, IT and computer services, research and development services and other corporate services that would reasonably be expected to be provided by a parent company to a subsidiary in its corporate group. The Support Services also include the design, fabrication, manufacture, sale and distribution by the Seller and its Affiliates of certain of the QBT’s products and any other service listed in Section 2.22 of the Disclosure Schedule. Buyer acknowledges that, except to the extent provided in the Transition Services Agreement and the Amended BAW Sensor Supply Agreement, all Support Services will be terminated as of the Closing Date, and Buyer shall not, and shall cause QBT not to, seek or make any claim to Support Services after the Closing.

Section 4.13 The NIH Contract.

[***].

Section 4.14 Seller Guarantees.

[***].

ARTICLE 5

[RESERVED]

ARTICLE 6

[RESERVED]

23

ARTICLE 7

NON-SURVIVAL; ADDITIONAL AGREEMENTS

The Parties covenant and agree as follows:

Section 7.1 Non-Survival.

(a) The Parties, intending to modify any applicable statute of limitations, agree that the representations, warranties, covenants and agreements in this Agreement, any certificate or schedule delivered pursuant hereto, shall terminate and be of no further force and effect effective as of the Closing and shall not survive the Closing for any purpose hereunder, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect thereof (including with respect to any breach or alleged breach thereof) regardless of whether such liability or claim arose or accrued before, at or after the Closing, except for those covenants and agreements in this Agreement that by their terms are expressly required to be performed after the Closing, which shall survive in accordance with their respective terms only for such period as shall be required for the Party required to perform under such covenant or agreement to complete the performance required thereby; provided, that for the avoidance of doubt, the Parties understand and agree that Article 4, this Article 7 and Article 8 shall survive the Closing and shall not terminate at the Closing and shall continue to apply after the Closing.

(b) For the avoidance of doubt, no Party to this Agreement shall be precluded from bringing a claim for Fraud against any Contracting Party based on such Contracting Party’s Fraud; provided, that, no Person shall be liable for a claim based on the Fraud of any other Person.

(c) Buyer agrees that if Buyer or any of its Affiliates (including Zomedica Holdco) obtains or binds a representations and warranties insurance policy with respect to any of the representations or warranties set forth in Article 2 of this Agreement (each, a “R&W Insurance Policy”), each such R&W Insurance Policy shall at all times provide that: (a) the insurer shall have no, and shall waive and not pursue any and all, subrogation rights against Seller or any of its Affiliates, except for Fraud by Seller; (b) Seller is an intended third party beneficiary of such waiver; and (c) Buyer shall have no obligation to pursue any claim against Seller in connection with any damage, loss, liability or expense.

24

Section 7.2 NON-RELIANCE; DISCLAIMER.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT (BUT SUBJECT TO THE LAST SENTENCE OF THIS SECTION 7.2), THE PARTIES COVENANT AND AGREE THAT: (a) THE REPRESENTATIONS AND WARRANTIES OF THE SELLER EXPRESSLY SET FORTH IN ARTICLE 2 HEREOF, ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES TO BUYER IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTION, AND (b) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (a) ABOVE, NONE OF SELLER, ITS SUBSIDIARIES OR ANY NON-RECOURSE PARTY HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF QBT OR THE BUSINESS OF QBT OR THE ASSETS OF QBT, THE SELLER OR ITS AFFILIATES. BUYER REPRESENTS, WARRANTS, COVENANTS AND AGREES, ON BEHALF OF ITSELF AND ITS AFFILIATES, THAT IN DETERMINING TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY, BUYER IS NOT RELYING, AND HAS NOT RELIED AT ANY TIME, ON ANY REPRESENTATION, WARRANTY, STATEMENT, NON-STATEMENT, INFORMATION, OR ANY OTHER MATTER, DIRECT OR INDIRECT, OF ANY KIND, OTHER THAN THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (a) OF THE FIRST SENTENCE OF THIS SECTION 7.2 AND THAT BUYER SHALL OTHERWISE ACQUIRE QBT AND ITS SUBSIDIARIES AND THEIR RESPECTIVE BUSINESSES AND ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS AND “WITH ALL FAULTS”. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (a) OF THE FIRST SENTENCE OF THIS SECTION 7.2, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF SELLER, QBT AND THEIR RESPECTIVE AFFILIATES, ARE HEREBY EXPRESSLY DISCLAIMED AND BUYER EXPRESSLY DISCLAIMS ANY RELIANCE THEREON. NOTWITHSTANDING THE FOREGOING SECTION 7.2, NOTHING IN THIS SECTION 7.2 SHALL PRECLUDE A PARTY TO THIS AGREEMENT FROM BRINGING A CLAIM FOR FRAUD AGAINST ANY CONTRACTING PARTY.

Section 7.3 Due Diligence Review.

Without limiting the generality of Section 7.2, the Buyer acknowledges, covenants and agrees, on behalf of itself and its Affiliates: (a) that it has completed to its satisfaction its own due diligence investigation, and (b) that (x) other than as expressly set forth in Article 2 hereof, no representation or warranty has been or is being made by Seller or any other Person as to the accuracy or completeness of any of the information provided or made available to the Buyer, or any of its representatives and advisors, (y) the Estimates were provided solely for the convenience of Buyer to facilitate its own independent investigation of QBT and (z) there are uncertainties inherent in attempting to make estimates, projections, forecasts, plans, budgets and similar materials and information, the Buyer is familiar with such uncertainties, and, except as expressly set forth in Article 2 hereof, the Buyer is taking full responsibility for making its own evaluations of the adequacy and accuracy of any and all estimates, projections, forecasts, plans, budgets and similar materials or information that may have been delivered or made available to it or any of its agents or representatives (collectively, the “Estimates”), and the Buyer has not relied on any Estimates and expressly disclaims any reliance on the Estimates.

25

Section 7.4 Release.

Effective upon the Closing, each Party and its Affiliates (including Parent, Zomedica Holdco and QBT), in each case on behalf of itself and their respective successors and assigns (collectively, the “Releasers”), hereby irrevocably waive, acquit, remise, discharge and forever release the other Party and its Affiliates (including Parent) and its and their respective directors, officers, direct and indirect equityholders, subsidiaries, parent companies and Affiliates (collectively, the “Released Persons”) from any and all liabilities to such Releasers to the extent related to the Contemplated Transaction or this Agreement or the transactions contemplated hereby and arising at or prior to the Closing, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any Law, contract, agreement, arrangement, commitment, undertaking or understanding, whether written or oral (other than the Seller Unreleased Obligations) or otherwise at law or in equity, and each of the Buyer Releasers hereby agrees that it shall not seek any remedy or relief of any kind in connection therewith or thereunder from the Released Persons. Notwithstanding the foregoing, nothing in this Section 7.4 or otherwise shall be deemed to release the Seller from claims for Fraud (all such obligations, the “Seller Unreleased Obligations”) or any claims unrelated to the Contemplated Transaction or this Agreement. Subject to the immediately preceding sentence, the Releasers expressly acknowledge and agree that this release is intended to extinguish all types of claims (other than the Seller Unreleased Obligations) to the extent such claims are related to the Contemplated Transaction or this Agreement, including those known and unknown and those suspected and unsuspected, without regard to whether they are now known or suspected, even if those claims may materially affect such Releaser’s decision to enter into this release. This is a full and final release, and each Releaser expressly waives any right under California Civil Code section 1542, which provides: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY. Neither Party shall, and shall cause its Affiliates not to, bring any litigation, action, suit, claim, arbitration or other proceeding against any Released Person, whether at law or in equity or in arbitration or otherwise, with respect to any of the rights or claims waived and released hereunder.

ARTICLE 8

MISCELLANEOUS

Section 8.1 Definitions.

(a) For purposes of this Agreement, the terms set forth below have the following meanings:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

26

“Amendment to the BAW Sensor Supply Agreement” means a mutually agreed upon amendment to the BAW Sensor Supply Agreement entered into between QBT, Zomedica Holdco and Buyer dated as of January 17, 2023, to be entered into at the Closing between QBT, Zomedica Holdco and Buyer pursuant to which such agreement is assigned from QBT to Seller or its designated Affiliate.

“BAW Sensor” means [***].

“BAW Sensor IP” means [***].

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York or Greensboro, North Carolina.

“Books and Records” means copies of all of QBT’s books, data, files and records, whether in print, electronic or other media, including: product data; material safety data sheets and price lists; quality plans; sales data; information relating to customers; mailing lists; business and marketing plans; customer, supplier and distributor lists; listings; and purchasing records, in each case within QBT’s possession or control. Books and Records shall not include books, data, files and records that contain information that is competitively sensitive to or that concerns Qorvo or Parent.

“Cartridge” means [***].

“Cartridge Patents” means [***].

“Cash and Cash Equivalents” means the sum (expressed in United States dollars) of all cash and cash equivalents (including marketable securities, checking account balances, cash collateral, foreign exchange contracts, interest hedge facilities, short-term investments, accrued interest receivable, security deposits, prepaid assets and deposits in transit) of QBT as of immediately prior to the Closing. Cash and Cash Equivalents shall (a) include the amount of all undeposited funds (including deposits in transit from credit card companies), cash on hand, cash in registers, unpaid accounts receivable, and the amount of cash or cash equivalents in respect of checks, ACH transactions, wire transfers and other drafts issued to QBT, in each case, as of immediately prior to Closing, and (b) not include (i) the amount of cash or cash equivalents in respect of checks or drafts issued by QBT immediately prior to Closing to the extent such checks or drafts have not cleared as of immediately prior to Closing and (ii) any payments pursuant to the NIH Contract.

“Closing Date Indebtedness” means the Indebtedness of QBT that is unpaid as of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Owned IP Rights” means any and all Intellectual Property owned by QBT.

27

“Company IP Rights” means (a) the Company Owned IP Rights and (b) any and all other Intellectual Property licensed to QBT from any third party.

“Company Material Adverse Effect” shall mean any event, development or circumstance that has resulted in a material adverse effect on (a) the business or financial condition of QBT, taken as a whole or (b) the ability of QBT or the Seller to perform its obligations under the Transaction Documents, in each case other than other than events, developments or circumstances arising out of, resulting from or relating to (i) general economic conditions or relating to those industries specific to the business of QBT, (ii) the public announcement of the transactions contemplated by this Agreement or the identity of Buyer or Zomedica Holdco, (iii) actions taken by Buyer or any of its Affiliates, (iv) epidemics, pandemics, or other outbreaks of infectious disease (including in each of the foregoing, COVID-19), including in each case any quarantine restrictions (including any shelter in place, stay at home or similar orders or guidelines), or any escalation or worsening of any of the foregoing, or any action, Law, pronouncement or guideline taken or promulgated by any Governmental Authority, the World Health Organization or industry group in response to any of the foregoing, (v) changes in the equity, credit, debt, financial, currency or capital markets or changes in interest or exchange rates, in each case, in the United States or elsewhere in the world, (vi) changes in GAAP, (vii) anti-dumping actions, international tariffs, trade policies, disputes, agreements, actions or initiatives or any “trade war” or similar actions, (viii) changes to any Laws, Orders, or other binding directives issued by any Governmental Entity), (ix) any hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, nuclear incident, foreign or domestic social protest (including animal rights protests) or social unrest (whether or not violent), weather conditions, power outages or electrical black-outs, wild fires or other natural or man-made disaster or other force majeure events, (x) any military conflict, outbreak, war (whether or not declared), escalation of hostilities or act of foreign or domestic terrorism or insurrection, (xi) any cyber-terrorism or internet- or cyber-attack or any computer hacking, data breaches, ransom-ware affecting or impacting, or outage of or termination by a web hosting platform providing service to, Seller or any of its Subsidiaries or QBT, (xii) actions Seller is required to take under this Agreement or the Transaction Documents or actions Seller takes at the request of or with the consent of Buyer or (xiii) matters disclosed in the Disclosure Schedule, except, in the cases of clauses (i) and (iv)-(ix), to the extent such changes or conditions materially and disproportionately affect QBT as compared to other Persons of a similar size as QBT engaged in the same industry, only such incremental material and disproportionate effect may be taken into account (and then only to the extent such incremental material and disproportionate effect is not excluded by the other exceptions in this definition).

“Company Product” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of QBT in the conduct of the business of QBT as currently conducted.

“Company Registered Intellectual Property” means any Company Owned IP Right that is the subject of an application or registration issued by, filed with, or recorded by any Governmental Entity, including, but not limited to, any United States, international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks, applications to register trademarks or intent-to-use trademark applications; (C) registered Internet domain names; and (D) registered copyrights and applications for copyright registration.

28

“Contemplated Transaction” has the meaning ascribed to such term in the recitals.

“Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Seller to Buyer.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” means any non-Tax-related liabilities or losses arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to: (a) any environmental, health or safety matter or condition (including on-site or off-site contamination); (b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law; and (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law. For greater clarity, the terms “removal,” “remedial” and “response action” include, without limitation, the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”).

“Environmental Laws” shall mean any Law relating to pollution, protection or cleanup of the Environment, including CERCLA, the Resources Conservation and Recovery Act of 1976, as amended (“RCRA”), the Environment Quality Act and any other federal, state, provincial, local and municipal or foreign legal requirements relating to: (a) a Release or the containment, removal, remediation, response, cleanup or abatement of a Hazardous Material; (b) the manufacture, generation, formulation, processing, labeling, distribution, introduction into commerce, use, treatment, handling, storage, or transportation of a Hazardous Material; and (c) exposure of Persons, including employees, to a Hazardous Material.

“Facilities” means the premises as described in the Real Property Leases.

“Financial Statements” shall mean the financial statements attached as Sections 2.4(a), (b) and (c) of the Disclosure Schedule.

“Fraud” means a Contracting Party’s knowing and intentional common law fraud, as interpreted under the laws and by the courts of the State of Delaware, with respect to the making of the representations and warranties pursuant to Article 2 and Article 3 and shall require an affirmative showing of, inter alia, (i) actual (as opposed to constructive) knowledge of such Contracting Party of a misrepresentation set forth in Article 2 or Article 3 (each, as modified by applicable sections or the subsections of the Disclosure Schedule), as the case may be, (ii) the express intention of such Contracting Party that the counterparty rely on such misrepresentation and (iii) such counterparty’s actual reliance thereon to its detriment. In no event shall any Person be liable for the Fraud of another Person. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, constructive fraud, unfair dealings fraud, securities fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

29

“Governing Documents” means with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization or certificate of formation and limited liability company agreement or operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; and (f) any amendment to any of the foregoing.

“Governmental Entity” means any foreign, domestic, federal, provincial, territorial, state, municipal or local governmental authority (whether administrative, legislative, executive or otherwise), quasi-governmental authority, multinational organization, court, tribunal, arbitrator, commission, board, authority, bureau, agency, or any regulatory, taxing, administrative or other department, agency, body, ministry, or any political or other subdivision of any of the foregoing.

“Hazardous Material” shall mean any toxic substance or waste, pollutant, hazardous substance or waste, contaminant, special waste, dangerous good, industrial substance or waste, petroleum or petroleum-derived substance or waste, or any toxic or hazardous constituent or any such substance or waste regulated under or defined by Environmental Laws as “toxic”, “hazardous”, a “pollutant” or a “containment”.

“Indebtedness” of a Person means, as of any date, without duplication, all obligations of such Person for borrowed money (including the outstanding principal amount, accrued and unpaid interest and other payment obligations, including, without limitation, any prepayment premiums, penalties, expenses and other fees payable as a result of the consummation of the Contemplated Transaction).

“Intellectual Property” means any and all intellectual property rights, throughout the world, including (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and proprietary processes, (c) all industrial designs and any registrations and applications therefor, (d) all trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, and Internet domain name registrations, Internet and World Wide Web URLs or addresses (collectively, “Trademarks”), (e) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, (f) all mask works, mask work registrations and applications therefor, (g) all computer software, including all source code, object code and firmware, (h) all databases and data collections and all rights therein, and (j) any similar or equivalent rights to any of the foregoing.

“Inventory” means all inventory, finished goods, raw materials, work in progress and other inventories of QBT which can be used for or sold as Company Products.

30

“IRS” means the Internal Revenue Service.

“Key Employee” means any employee of QBT with titles containing the following: Senior Director; Director; Senior manager, manager, scientist, engineer, or Spotting Technician.

“Knowledge” or words of similar effect, regardless of case, means, when used with respect to an individual, that such individual has knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter.

“Law” means any law, statute, rule or regulation of any Governmental Entity.

“Latest Balance Sheet Date” shall mean August 26, 2023.

“Lien” means all mortgages, liens, pledges, security interests, and encumbrances of any nature whatsoever.

“Migrated Data” means the data listed on Schedule II.

“NIH Contract” means that certain agreement by and among the National Institutes of Health, National Heart, Lung, and Blood Institute and QBT dated as of April 2, 2021, as amended on December 17, 2021, November 29, 2022 and May 31, 2023.

“Occupational Safety and Health Law” means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Permitted Liens” means (i) Liens for (a) Taxes not yet delinquent, (b) Taxes that are being contested in good faith by appropriate proceedings described in the Disclosure Schedule or (c) non‑delinquent statutory Liens arising other than by reason of default, (ii) statutory Liens of landlords, Liens of carriers, warehousemen, mechanics and materialmen incurred in the Ordinary Course of Business for sums not yet due, (iii) Liens incurred or deposits made in the Ordinary Course of Business in connection with worker’s compensation, unemployment insurance and other types of social security, (iv) purchase money Liens arising in the Ordinary Course of Business securing amounts that are not delinquent or past due, (v) Liens consisting of zoning, building code or planning restrictions or regulations, easements, Permits, restrictive covenants, encroachments, rights-of-way and other restrictions or limitations on the use of real property which would not, individually or in the aggregate, materially detract from the value or usefulness of such real property, (viii) the Real Property Leases, (ix) Liens constituting licenses or sublicenses of Intellectual Property, (x) Liens that are not material, (xi) Liens imposed by applicable securities laws and (xii) Liens set forth in Section 1.1 of the Disclosure Schedule.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Entity.

31

“Pre-Closing Tax Period” means any Taxable period ending on the date prior to the Closing Date and with respect to any Straddle Period that portion of the Straddle Period ending on the date prior to the Closing Date.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, escaping, leaching, dumping or disposing of a Hazardous Material into the environment of any kind whatsoever, including the abandonment or discarding of barrels, containers, tanks or other receptacles containing or previously containing Hazardous Material.

“Representative” means, with respect to a particular Person, any director, officer, partner, manager, employee, agent, consultant, advisor, accountant, financial advisor, financing source, investment banker, legal counsel or other representative of that Person.

“Seller Retained Marks” means any and all (a) Trademarks owned by the Seller or any of its Affiliates (other than QBT), including the Trademarks listed in Section 4.10 of the Disclosure Schedule, and (b) Trademarks derived from, confusingly similar to or including any of the foregoing.

“Selling Expenses” means any and all legal, accounting, consulting, investment advisory and other professional advisor fees, costs and expenses of QBT to the extent incurred prior to the Closing relating to the transaction contemplated hereby that are unpaid as of the Closing.

“Straddle Period” means any Taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person

“Tax” or “Taxes” means all United States federal, state, local and non-U.S. taxes or similar duties, fees, charges or assessments imposed by a Tax Authority, in each case in the nature of a tax, including: (i) taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, profits, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; (ii) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; and (iii) customs duties, tariffs and similar charges, in each case including any interest, additions to tax, or penalties applicable thereto.

“Tax Authority” means the IRS and any other national, regional, state, municipal, foreign or other governmental or regulatory authority or administrative body responsible for the administration of any Taxes.

“Tax Return” means all United States federal, state, local and non-U.S. Tax returns, declarations, statements, reports, schedules, forms and information returns or other documents and any amendments thereto required to be filed with a Tax Authority.

32

“Termination Documents” means a mutually agreed upon amendment to each of (a) the Transition and Support Agreement and (b) the Development and Manufacturing License Agreement, in each case, entered into between QBT, Zomedica Holdco and Buyer dated as of January 17, 2023, in each case, to be entered into at the Closing between QBT, Seller, Zomedica Holdco and Buyer pursuant to which such agreements are automatically and immediately terminated effective as of the Closing Date.

“Transaction Documents” means this Agreement and all other agreements and instruments to be executed and delivered by any Party in connection herewith.

“Transition Services Agreement” means a Transition Services Agreement to be entered into between a Seller or its designated Affiliate, on the one hand, and Buyer, on the other hand, at the Closing.

“WARN Act” means the federal Worker Adjusted and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Bankruptcy and Equitable Exceptions	Section 2.3(a)
Buyer	Preamble
Closing	Section 1.2
Closing Date	Section 1.2
Closing Payoff Certificate	Section 1.3(b)(vi)
Company Employee Plans	Section 2.12(a)
Company Returns	Section 4.3(a)
Confidential Information	Section 2.15(l)
Consolidated Tax Return	Section 4.3(a)
Contract	Section 2.6
Contracting Party	Section 8.5(a)
Contributed Assets	Section 1.1(d)
Current Representation	Section 8.13(a)
Designated Person	Section 8.13(a)
ERISA	Section 2.12(a)
Estimates	Section 7.3
GAAP	Section 2.5(b)
Insurance Policies	Section 2.17
Leased Real Property	Section 2.20(b)(i)
Material Contracts	Section 2.7(a)
Non-Recourse Party	Section 8.5(a)

33

Term	Section
Order	Section 2.6(a)
Ordinary Course of Business	Section 2.8(a)
Parent	Section 2.5(b)
Party	Preamble
Permits	Section 2.10(a)
Post-Closing Representation	Section 8.13(a)
Purchase Price	Section 1.1(b)
QBT	Recitals
QBT Interest	Recitals
Qorvo	Preamble
Reimbursed Deductibles	Section 4.7(a)
Releasers	Section 8.5(b)
R&W Insurance Policy	Section 7.1(c)
Real Property Lease	Section 2.20(b)(i)
Released Persons	Section 7.4
Seller	Preamble
Seller Unreleased Obligations	Section 8.5(b)
Seller Guarantees	Section 4.14
Specified Contracts	Section 2.7(h)
Tax Allocation Schedule	Section 1.4
Tax Claim	Section 4.3(d)(i)
Trademarks	Section 8.1(a)
Transfer Taxes	Section 4.3(e)
Transition Period	Section 4.10(a)
Zomedica Holdco	Section 3.2

Section 8.2 Expenses.

Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with the Contemplated Transaction, this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses. Notwithstanding the foregoing, at or prior to the Closing, the Seller may assume, pay or cause QBT to pay, the Selling Expenses and/or any Indebtedness (to the extent any Selling Expenses or Indebtedness exists).

Section 8.3 Entire Agreement; Amendment; Waiver; Assignment.

This Agreement and the Disclosure Schedule, other Schedules, Exhibits and other documents delivered pursuant to this Agreement (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, (b) can be amended, supplemented or changed only by written instrument signed by Seller and Buyer, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement, signed by Buyer in the case of waiver sought to be enforced against Buyer, or the Seller in the case of waiver sought to be enforced against the Seller, and (c) shall not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties.

34

Section 8.4 Notices.

All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered, if personally delivered; (b) on the next business day after dispatch, if sent postage pre-paid by nationally recognized, overnight courier guaranteeing next business day delivery; (c) if sent by e-mail (including email of a PDF document), the date when sent by email sent to the email address for the sender stated in this Section 8.4, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.4):

To Buyer:

Zomedica Inc.

100 Phoenix Drive, Suite 125

Ann Arbor, Michigan 48108

Attention: General Counsel

Email: kdehaanfullerton@zomedica.com

To Seller:

Qorvo US, Inc.

7628 Thorndike Road

Greensboro, North Carolina 27409

Attention: J.K. Givens

Email: j.k.givens@qorvo.com

Section 8.5 Non-Recourse.

All claims, causes of action, obligations or liabilities (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or Contemplated Transaction, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as Seller and Buyer in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, subsidiary, parent company, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative or assignee of any of the foregoing (collectively, the “Non-Recourse Party”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the Contemplated Transaction or based on, in respect of, or by reason of this Agreement or the Contemplated Transaction or the negotiation, execution, performance, or breach of this Agreement (other than as set forth in this Agreement), and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such claims, causes of action, obligations and liabilities against any such Non-Recourse Party. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in this Agreement, (i) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impute or extend the liability of a Contracting Party to any Non-Recourse Party, whether based on statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (i) each Contracting Party disclaims any reliance upon any Non-Recourse Party with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

35

Section 8.6 Governing Law; Jurisdiction.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. Each of the Parties submits to the exclusive jurisdiction of any state or federal court within the State of Delaware in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding shall be exclusively heard and determined in any such court. The Parties hereby irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought.

Section 8.7 Exhibits and Schedules; Construction; Interpretation.

Each Schedule in the Disclosure Schedule shall be deemed to qualify only to the corresponding Section of this Agreement or such other section of this Agreement to which its relevance is remotely apparent. The Disclosure Schedule is incorporated into and made a part of this Agreement as if set forth herein. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The text of all schedules is incorporated herein by reference. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used herein, words in the singular will be held to include the plural and vice versa (unless the context otherwise requires), words of one gender shall be held to include the other gender (or the neuter) as the context requires, and the terms “hereof,” “herein,” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The phrase “made available to Buyer” or similar phrases as used in this Agreement shall mean that the subject documents were posted to the data room. The phrase “to the extent” means the degree to which a subject or thing extends, and shall not simply mean “if”. The word “or” is not exclusive. The word “will” shall have the same meaning and effect as the word “shall”.

36

Section 8.8 Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.9 Severability.

If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

Section 8.10 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format or other electronic means, including DocuSign or similar electronic signature, shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 8.11 Waiver of Jury Trial.

EACH OF THE PARTIES HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 8.12 Specific Performance.

Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to seek injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. No limitation herein shall restrict any Party from seeking and obtaining equitable relief.

37

Section 8.13 Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.

(a) Buyer waives and will not assert, and agrees to cause its Affiliates, including, following the Closing, QBT, to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Seller, any of its Affiliates or any stockholder, officer, employee or director of Seller or any of its Affiliates (any such Person, a “Designated Person”) in any matter involving this Agreement, the Transaction Documents or any other agreements or transactions contemplated hereby or thereby, by any legal counsel currently representing Seller or any of its Affiliates in connection with this Agreement, the Transaction Documents or any other agreements or transactions contemplated hereby or thereby, including Davis Polk & Wardwell LLP (the “Current Representation”).

(b) Buyer waives and will not assert, and agrees to cause its Affiliates, including, following the Closing, QBT, to waive and not to assert, any attorney-client or other applicable legal privilege or protection with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Buyer or its Affiliates, and following the Closing, with QBT (including in respect of any litigation by Buyer or its Affiliates), it being the intention of the parties hereto that all such rights to such attorney-client and other applicable legal privilege or protection and to control such attorney-client and other applicable legal privilege or protection shall be retained by Seller and that Seller, and not Buyer, its Affiliates or QBT, shall have the sole right to decide whether or not to waive any attorney-client or other applicable legal privilege or protection. Accordingly, from and after Closing, none of Buyer, its Affiliates or QBT shall have any access to any such communications or to the files of the Current Representation, all of which shall be and remain the property of Seller and not of Buyer, its Affiliates or QBT, or to internal counsel relating to such engagement, and none of Buyer, its Affiliates, QBT or any Person acting on their behalf shall seek to obtain the same by any process, with it being understood and agreed that the privilege and protection attaching to such communications and files belongs to Seller.

* * * * *

38

IN WITNESS WHEREOF, each of the Parties has caused this LLC Membership Interest Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

ZOMEDICA INC.
By:
Name:
Title:

QORVO US, INC.
By:
Name:
Title:

39